Exhibit 99.1

NEWS

INVESTOR CONTACT:

Bob Woltil

Interim Chief Financial Officer

(727) 579-5307

Joanne Freiberger

Vice President, Finance

(727) 579-5116

MEDIA CONTACT:

Michelle Bauer

Executive Director, Corporate Marketing

(727) 579-5129

CATALINA MARKETING ANNOUNCES APPOINTMENT OF EDWARD KUEHNLE

AS EXECUTIVE VICE PRESIDENT, CATALINA MARKETING CORPORATION AND

PRESIDENT, CATALINA MARKETING SERVICES

ST. PETERSBURG, Fla., January 24, 2005 – Catalina Marketing Corporation (NYSE: POS) today announced the appointment of Edward Kuehnle, 50, as executive vice president, Catalina Marketing Corporation and president, Catalina Marketing Services, effective January 28, 2005.

Kuehnle brings almost 30 years of consumer packaged goods and pharmaceutical industry experience to Catalina Marketing. Most recently, Kuehnle held the position of group president, Information Resources, Inc., North America where he spent the last six years as a key player in building the company. Kuehnle was also instrumental in managing the recent transition of ownership, communicating and implementing the organization’s new vision and developing a financially sound reorganization structure.

Kuehnle’s background encompasses executive leadership positions focused in the areas of sales and marketing, general management and business development for organizations such as Pharmacia, Bristol Myers Squibb, Wyeth Consumer Healthcare, and Coopers & Lybrand.

“Ed Kuehnle brings a formidable combination of consumer products industry knowledge, retailer and manufacturer strategic marketing experience, and sales and consulting expertise to

Catalina,” said Dick Buell, chief executive officer of Catalina Marketing. “Ed’s relationships with relevant and priority global industry leaders, as well as his proven management skills, complement the strengths of our executive team and will help Catalina Marketing achieve its long-term profitability and sales growth objectives.”

Kuehnle will be responsible for directing the retailer and manufacturer teams of the Catalina Marketing Services division. He will be charged with introducing and leveraging new, innovative products, increasing the retailer partnerships, and furthering manufacturer sponsorship support.

Based in St. Petersburg, Fla., Catalina Marketing Corporation (www.catalinamarketing.com) was founded 20 years ago based on the premise that targeting communications based on actual purchase behavior would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with dynamic consumer access. This combination of insight and access provides marketers with the ability to execute behavior- based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Catalina Marketing offers an array of behavior-based promotional messaging, loyalty programs and direct to patient information. Personally identifiable data that may be collected from the company’s targeted marketing programs, as well as its research programs, are never sold or given to any outside party without the express permission of the consumer.

Certain statements in the preceding paragraphs are forward looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods and pharmaceutical manufacturers and retailers, government and regulatory statutes, rules, regulations and policies, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company’s customers, the pace of installation of the company’s store network, the success of new services and businesses and the pace of their implementation, the company’s ability to maintain favorable client relationships, the outcome and impact of an ongoing SEC investigation into certain of the company’s prior fiscal years, and the outcome and impact of the pending shareholder class action and derivative lawsuits.

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